UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

T. Rowe Price Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-32191	52-2264646
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 East Pratt Street, Baltimore, Maryland 21202
(Address of principal executive offices)           (ZIP Code)

Registrant’s telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Revised Compensation for Non-Employee Directors

On December 16, 2004, the Board of Directors of T. Rowe Price Group approved a revised compensation program for the Company’s non-employee directors. Adoption of the revised compensation program was the result of a review of the Company’s director compensation policies by Frederic W. Cook & Co., the Board of Directors’ compensation consultant. The revised program includes the first increase in the Company’s annual cash retainer fee for general Board service since 1986 when the company went public, and a reduction in the stock option equity component of directors’ compensation. Effective January 1, 2005, the following cash compensation will be paid to non-employee directors:

Annual Retainer Fee (previously $50,000 since 1986)	$75,000
Committee Meeting Fees (new)	$1,500 per meeting
Committee Annual Retainer Fees:
Audit Committee Chairperson (no change from last year)	$10,000
Audit Committee Member (no change from last year)	$5,000
Executive Compensation Committee Chairperson (new)	$5,000
Nominating and Corporate Governance Committee Chairperson (new)	$5,000

Cash fees are paid semiannually, on the last business day of June and of December, or at the beginning of the following year if payment is deferred pursuant to the Outside Directors Deferred Compensation Plan adopted on December 16, 2004, which permits the deferral of cash fees from one year to the beginning of the following year, without accrual of interest.

The Board also approved a reduction in the number of stock options to be granted in any one year to non-employee directors under the T. Rowe Price Group, Inc. 1998 Director Stock Option Plan. The Company will revise the Plan to reflect this change. Future option grants under this Plan will continue to be made under the same terms including an exercise price set at the fair market value on the grant date.

Initial Stock Option Grant upon election to the Board (previously 10,000 shares)	8,000 shares
Semiannual Stock Option Grant (previously 2,500 shares)	2,000 shares

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T. Rowe Price Group, Inc.

/s/ George A. Roche
Chairman and President

Date: December 22, 2004